Exhibit 99.1

Seaport Global Acquisition II Corp Announces Termination of Merger Agreement with American Battery Materials, Inc. and Redemption of Public Shares

New York, November 20, 2023 – Seaport Global Acquisition II Corp. (Nasdaq: SGII) (the “Company”), a special purpose acquisition company, today announced that it has terminated the previously announced agreement and plan of merger (the “merger agreement”) with American Battery Materials, Inc. The Company also announced today that, because the Company will not consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, as amended (the “Amended Charter”), the Company intends to dissolve and liquidate in accordance with the provisions of the Amended Charter.

As a result, the Company will redeem all of the remaining outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.78 as of November 16, 2023.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within approximately ten business days.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding shares of Class A common. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC, and subsequent reports filed with the SEC, as amended from time to time. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contacts:

Seaport Global Acquisition II Corp.

Gateway Group, Inc.

Ralf Esper

(949) 574-3860

Sg2@gateway-grp.com

or

Email: ir@seaportglobalacquisition.com